Exhibit 99.1

             GEXA ENERGY OFFERS GREEN ENERGY OPTION TO ITS CUSTOMERS

HOUSTON, Feb. 15 /PRNewswire-FirstCall/ -- Gexa Corp. (Nasdaq: GEXA), a leading Texas retail electricity provider, today announced that it will be offering its customers the option to select an energy product from renewable energy sources and is adding green energy to its range of product and service offerings.

Renewable energy is considered to provide a cleaner, sustainable alternative to the burning of fossil fuels, producing significantly less carbon dioxide than traditional methods.

Gexa will be offering its green energy product "Gexa Green" to all its current and future customers with pricing available through its website at http://www.gexaenergy.com . Gexa believes there are individual customers, businesses and agencies that will choose to buy all or a certain portion of their energy from green generated sources.

"We can continue to buy all of our power, both renewable and non- renewable, from the same sources since our current suppliers have the ability to generate or buy green energy at whatever level Gexa's needs demand. This is a market that has relatively few competitive offerings, and Gexa shall offer its customers the lowest cost in this segment of the market. Although slightly higher in cost than our electricity produced from non-renewable sources, customers have requested that we offer them an alternative low cost green product, and we have now obliged their request," said Neil Leibman, Gexa's Chief Executive Officer.

Gexa Energy is a retail electricity provider currently serving residential and commercial customers in Texas, and it has begun serving commercial customers in Massachusetts, and will offer service in New York effective March 1, 2005. The Company offers customers in restructured retail energy markets competitive prices, pricing choices, and customer friendly service.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward- looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, our competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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            Contacts:  Dave Holeman, CFO
                       Gexa Corp.
                       713-470-0405

                       Ken Dennard / ksdennard@drg-e.com
                       Karen Roan / kcroan@drg-e.com
                       DRG&E / 713-529-6600

SOURCE  Gexa Corp.
    -0-                             02/15/2005
    /CONTACT: Dave Holeman, CFO of Gexa Corp., +1-713-470-0405; or Ken Dennard, ksdennard@drg-e.com , or Karen Roan, kcroan@drg-e.com , both of DRG&E, +1-713-529-6600, for Gexa Corp./
    /Web site:  http://www.gexaenergy.com /